Exhibit 99.1

Investor Contact:	Press Contact:
Corinne Pankovcin	Brian Beades
212.810.5798	212.810.5596

BlackRock Kelso Capital Corporation Declares Regular First Quarter Dividend of $0.26 per Share,

Announces Financial Results for the Quarter and Year Ended December 31, 2011

New York, New York, March 1, 2012 - BlackRock Kelso Capital Corporation (NASDAQ:BKCC) (“BlackRock Kelso Capital” or the “Company”, “we”, “us” or “our”) announced today that its Board of Directors has declared a first quarter dividend of $0.26 per share payable on April 3, 2012 to stockholders of record as of March 20, 2012.

BlackRock Kelso Capital also announced financial results for the quarter and year ended December 31, 2011.

HIGHLIGHTS:

Investment Portfolio: $1,056.7 million

Net Assets: $701.0 million

Indebtedness (borrowings under credit facility and senior secured notes): $343.0 million

Net Asset Value per share: $9.58

Portfolio Activity for the Quarter Ended December 31, 2011:

Cost of investments during period: $141.0 million

Sales, repayments and other exits during period: $86.1 million

Portfolio Activity for the Year Ended December 31, 2011:

Cost of investments during period: $401.5 million

Sales, repayments and other exits during period: $249.1 million

Number of portfolio companies at end of period: 54

Operating Results for the Quarter Ended December 31, 2011:

Net investment income per share: $0.15

Net investment income per share, as adjusted1: $0.27

Dividends declared per share: $0.26

Earnings per share: $0.10

Net investment income: $11.3 million

Net investment income, as adjusted1: $19.7 million

Net realized and unrealized losses: $4.2 million

Net increase in net assets from operations: $7.0 million

Operating Results for the Year Ended December 31, 2011:

Net investment income per share: $1.00

Dividends declared per share: $1.10

Earnings per share: $1.05

Net investment income: $72.9 million

Net realized and unrealized gains: $4.0 million

Net increase in net assets from operations: $76.9 million

Portfolio and Investment Activity

During the three months ended December 31, 2011, we invested $141.0 million across three new and several existing portfolio companies. This compares to investing $84.2 million across three new and several existing portfolio companies for the three months ended December 31, 2010. Sales, repayments and other exits of investment principal totaled $86.1 million during the three months ended December 31, 2011, versus $41.0 million during the three months ended December 31, 2010.

[1]	Non-GAAP basis financial measure. See Supplemental Information on page 8.

During the year ended December 31, 2011, we invested $401.5 million across twelve new and several existing portfolio companies. This compares to investing $406.0 million across eight new and several existing portfolio companies for the year ended December 31, 2010. Sales, repayments and other exits of investment principal totaled $249.1 million during the year ended December 31, 2011, versus $395.3 million during the year ended December 31, 2010.

At December 31, 2011, our portfolio consisted of 54 portfolio companies and was invested 62% in senior secured loans, 16% in unsecured or subordinated debt securities, 11% in equity investments, 11% in senior secured notes and less than 1% in cash and cash equivalents. This compares to our portfolio of 50 companies that was invested 50% in senior secured loans, 26% in unsecured or subordinated debt securities, 14% in equity investments, 10% in senior secured notes and less than 1% in cash and cash equivalents at December 31, 2010. Our average portfolio company investment at amortized cost was approximately $20.3 million at December 31, 2011, versus $19.7 million at December 31, 2010. At December 31, 2011, 0.5% of our total debt investments at fair value (or 0.8% at amortized cost) was on non-accrual status.

The weighted average yields of the debt and income producing equity securities in our portfolio at fair value were 12.7% at December 31, 2011 and 12.4% at December 31, 2010. The weighted average yields on our senior secured loans and other debt securities at fair value were 12.2% and 13.5%, respectively, at December 31, 2011, versus 11.3% and 14.3% at December 31, 2010. The weighted average yields of the debt and income producing equity securities in our portfolio at their current cost basis were 11.9% at December 31, 2011 and 10.9% at December 31, 2010. The weighted average yields on our senior secured loans and other debt securities at their current cost basis were 12.0% and 11.4%, respectively, at December 31, 2011, versus 10.1% and 12.1% at December 31, 2010. Yields exclude common equity investments, preferred equity investments with no stated dividend rate, short-term investments and cash and cash equivalents.

At December 31, 2011, we had $7.8 million in cash and cash equivalents and $207.0 million available under our senior secured, multi-currency credit facility.

Results of Operations

Results comparisons are for the three months and years ended December 31, 2011 and 2010.

Investment Income

Investment income totaled $36.0 million and $131.5 million, respectively, for the three months and year ended December 31, 2011, compared to $25.0 million and $105.9 million for the three months and year ended December 31, 2010. The increase in investment income for the three months and year ended December 31, 2011 reflects interest and one-time fees collected from the early repayment of one of our largest portfolio company investments during the second quarter, as well as the consistent growth of our portfolio throughout the year as a result of the deployment of debt capital under our credit facility. Total investments at their current cost basis were $1,097.9 million at December 31, 2011, compared to $985.7 million at December 31, 2010.

Expenses

Total expenses for the three months and year ended December 31, 2011 were $24.7 million and $58.6 million, respectively, versus $22.4 million and $45.7 million for the three months and year ended December 31, 2010. Of these totals, for both the three months and year ended December 31, 2011, $11.9 million of incentive management fees were incurred, versus $14.6 million and $15.1 million, respectively, for the three months and year ended December 31, 2010. Base management fees were $5.3 million and $19.8 million, respectively, for the three months and year ended December 31, 2011, compared to $4.4 million and $16.9 million for the three months and year ended December 31, 2010. For the three months and year ended December 31, 2011, $4.7 million and $16.6 million, respectively, were interest and credit facility related expenses, versus $1.7 million and $6.2 million for the three months and year ended December 31, 2010. Professional fees for the three months and year ended December 31, 2011 were $0.6 million and $1.9 million, respectively, versus $0.1 million and $0.9 million for the three months and year ended December 31, 2010. Expenses also consist of amortization of debt issuance costs, investment advisor expenses, administrative services expense, insurance expenses, director fees and miscellaneous other expenses. The increase in base management fees for the three months and year ended December 31, 2011 reflects the overall growth and appreciation in value of our portfolio. The increase in credit facility related expenses for the 2011 periods was due to the issuance of $175 million in aggregate principal amount of our senior secured notes in January.

The increase in professional fees is due to nonrecurring legal and other professional expenditures incurred in the 2011 periods.

Net Investment Income

Net investment income totaled $11.3 million and $72.9 million, or $0.15 per share and $1.00 per share, respectively, for the three months and year ended December 31, 2011. For the three months and year ended December 31, 2010, net investment income totaled $2.4 million and $59.9 million, or $0.03 per share and $0.96 per share, respectively. The increase for the 2011 periods is primarily a result of an increase in interest income and other fees, partially offset by an increase in interest and credit facility related expenses.

Net Realized Gain or Loss

Total net realized loss for the three months and year ended December 31, 2011 was ($7.5) million and ($49.9) million, respectively, compared to ($27.5) million and ($90.2) million for the three months and year ended December 31, 2010. Net realized loss on investments for the year ended December 31, 2011 resulted primarily from the restructuring or disposition of our investments in Facet Technologies, LLC, Mattress Giant Corporation and Fitness Together Holdings, Inc. Foreign currency gains of $1.7 million and $1.2 million for the three months and year ended December 31, 2011, respectively, mainly represent net gains on forward currency contracts used to mitigate the impact that changes in foreign exchange rates would have on our investments denominated in foreign currencies. Foreign currency losses were ($1.1) million and ($0.9) million for the three months and year ended December 31, 2010, respectively.

Net Unrealized Appreciation or Depreciation

For the three months and year ended December 31, 2011, the decrease in net unrealized depreciation on investments and foreign currency translation was $3.2 million and $53.9 million, respectively, versus $27.6 million and $101.9 million for the three months and year ended December 31, 2010. Net unrealized depreciation was ($52.0) million at December 31, 2011 and ($105.9) million at December 31, 2010. The valuations of our investments were favorably impacted by improved performance in certain portfolio companies, as well as increased multiples used to estimate the fair value of some of our investments. Market-wide movements and trading multiples are not necessarily indicative of any fundamental change in the condition or prospects of our portfolio companies.

Net Increase in Net Assets from Operations

For the three months and year ended December 31, 2011, the net increase in net assets from operations was $7.0 million and $76.9 million, or $0.10 per share and $1.05 per share, respectively, compared to $2.4 million and $71.5 million, or $0.03 per share and $1.14 per share, for the three months and year ended December 31, 2010. As compared to the prior year, the increase primarily reflects the increase in net investment income as well as the decrease in net unrealized depreciation on investments, net of realized gains and losses, for the year ended December 31, 2011.

Liquidity and Capital Resources

At December 31, 2011, we had approximately $8 million in cash and cash equivalents, $343 million in debt outstanding and, subject to leverage and borrowing base restrictions, $207 million available for use under our senior secured, multi-currency credit facility, which matures in December 2013. At December 31, 2011, we were in compliance with regulatory coverage requirements with an asset coverage ratio of 301% and were in compliance with all financial covenants under our debt agreements. In the near term, we expect to meet our liquidity needs through periodic add-on equity and debt offerings, use of the remaining availability under our credit facility and continued cash flows from operations. The primary use of funds will be investments in portfolio companies, reductions in debt outstanding and other general corporate purposes.

On January 18, 2011, we closed a private placement issuance of $158 million in aggregate principal amount of five-year, senior secured notes with a fixed interest rate of 6.50% and a maturity date of January 18, 2016 and $17 million in aggregate principal amount of seven-year, senior secured notes with a fixed interest rate of 6.60% and a maturity date of January 18, 2018 (collectively, the “Senior Secured Notes”). The Senior Secured Notes were sold to certain institutional accredited investors pursuant to an exemption from registration under the Securities Act of 1933, as amended. Interest on the Senior Secured Notes is due semi-annually on January 18 and July 18, commencing on July 18, 2011. The proceeds from the issuance of the Senior Secured Notes were used to fund new portfolio investments, reduce outstanding borrowings under our credit facility and for general corporate purposes.

Dividends

On February 29, 2012, our Board of Directors declared a dividend of $0.26 per share, payable on April 3, 2012 to stockholders of record at the close of business on March 20, 2012.

Dividends declared to stockholders for the three months and year ended December 31, 2011 totaled $19.0 million, or $0.26 per share, and $80.4 million, or $1.10 per share, respectively. For the three months and year ended December 31, 2010, dividends declared to stockholders totaled $23.2 million, or $0.32 per share, and $80.5 million, or $1.28 per share, respectively. Tax characteristics of all dividends are reported to stockholders on Form 1099 after the end of the calendar year.

We have elected to be taxed as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code. To maintain our status as a RIC, we must distribute annually to our stockholders at least 90% of our investment company taxable income; and to avoid an excise tax imposed on RICs, we must distribute annually to our stockholders at least 98% of our ordinary income and 98.2% of our net capital gains. We have made, and intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements to maintain our qualification as a RIC. We also intend to make distributions of net realized capital gains, if any, at least annually. We may, at our discretion, carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income. We recorded a provision for federal excise taxes of approximately zero and $0.3 million for the years ended December 31, 2011 and 2010, respectively. There was no undistributed taxable income carried forward from 2011.

Dividend Reinvestment Plan

We maintain an “opt out” dividend reinvestment plan for our common stockholders. As a result, if we declare a dividend, stockholders’ cash dividends will be automatically reinvested in additional shares of our common stock, unless they specifically “opt out” of the dividend reinvestment plan so as to receive cash dividends. With respect to our dividends paid to stockholders for the years ended December 31, 2011 and 2010, dividends reinvested pursuant to our dividend reinvestment plan totaled $8.0 million and $5.5 million, respectively.

Share Repurchase Plan

In 2008, our Board of Directors approved a share repurchase plan under which we may repurchase up to 2.5% of our outstanding shares of common stock from time to time in open market or privately negotiated transactions. In 2009, our Board of Directors approved an extension and increase to the plan which authorized us to repurchase up to an additional 2.5% of our outstanding shares of common stock. In May 2011, the repurchase plan was further extended through June 30, 2012, with 1,594,971 shares remaining authorized for repurchase. During the three months and year ended December 31, 2011, we purchased a total of 63,828 and 463,828 shares of our common stock on the open market for $0.5 million and $4.1 million, respectively, including brokerage commissions. Since inception of the repurchase plan through December 31, 2011, we have purchased 1,425,507 shares of our common stock on the open market for $9.5 million, including brokerage commissions.

Notice is hereby given in accordance with Section 23(c) of the Investment Company Act of 1940 that from time to time we may purchase shares of our common stock in the open market at prevailing market prices.

Conference Call

BlackRock Kelso Capital will host a webcast/teleconference at 4:30 p.m. (Eastern Time) on Thursday, March 1, 2012 to discuss its fourth quarter and full year 2011 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (800) 374-0176, or from outside the United States, (706) 679-3431, shortly before 4:30 p.m. and referencing the BlackRock Kelso Capital Corporation Conference Call (ID Number 27958070). A live, listen-only webcast will also be available via the investor relations section of www.blackrockkelso.com.

Both the teleconference and webcast will be available for replay by 6:00 p.m. on Thursday, March 1, 2012 and ending at midnight on Thursday, March 8, 2012. To access the replay of the teleconference, callers from the United

States should dial (855) 859-2056 and callers from outside the United States should dial (404) 537-3406 and enter the Conference ID Number 27958070. To access the webcast, please visit the investor relations section of www.blackrockkelso.com.

PRIOR TO THE WEBCAST/TELECONFERENCE, AN INVESTOR PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL WILL BE POSTED TO BLACKROCK KELSO CAPITAL’S WEBSITE WITHIN THE PRESENTATIONS SECTION OF THE INVESTOR RELATIONS PAGE (http://www.blackrockkelso.com/InvestorRelations/Presentations/index.htm).

BlackRock Kelso Capital Corporation

Statements of Assets and Liabilities (Unaudited)

	December 31, 2011	December 31, 2010
Assets:
Investments at fair value:
Non-controlled, non-affiliated investments (amortized cost of $959,635,127 and $822,763,237)	$890,691,404	$707,262,774
Non-controlled, affiliated investments (amortized cost of $59,633,913 and $80,424,668)	71,035,799	77,376,201
Controlled investments (amortized cost of $78,601,629 and $82,489,600)	87,225,239	95,446,691

Total investments at fair value (amortized cost of $1,097,870,669 and $985,677,505)	1,048,952,442	880,085,666
Cash and cash equivalents	7,478,904	1,344,159
Cash denominated in foreign currency (cost of $300,380 and $798,560)	300,089	816,712
Receivable for investments sold	2,734,705	5,316,189
Interest receivable	16,474,871	10,763,333
Dividends receivable	8,493,799	9,849,927
Prepaid expenses and other assets	6,740,517	7,431,688

Total Assets	$1,091,175,327	$915,607,674

Liabilities:
Payable for investments purchased	$421,597	$2,726,437
Unrealized depreciation on forward foreign currency contracts	1,106,241	368,445
Debt	343,000,000	170,000,000
Interest payable	5,592,184	256,084
Dividend distributions payable	19,040,586	23,222,287
Base management fees payable	5,293,755	4,355,021
Incentive management fees payable	11,878,159	14,614,098
Accrued administrative services	144,625	80,164
Other accrued expenses and payables	3,689,331	1,505,214

Total Liabilities	390,166,478	217,127,750

Net Assets:
Common stock, par value $.001 per share, 200,000,000 common shares authorized, 74,636,091 and 73,531,317 issued and 73,210,584 and 72,569,638 outstanding	74,636	73,531
Paid-in capital in excess of par	983,082,373	994,200,522
Distributions in excess of net investment income	(26,165,703)	(4,029,341)
Accumulated net realized loss	(194,505,823)	(180,403,836)
Net unrealized depreciation	(51,999,958)	(105,935,052)
Treasury stock at cost, 1,425,507 and 961,679 shares held	(9,476,676)	(5,425,900)

Total Net Assets	701,008,849	698,479,924

Total Liabilities and Net Assets	$1,091,175,327	$915,607,674

Net Asset Value Per Share	$9.58	$9.62

BlackRock Kelso Capital Corporation Statements of Operations (Unaudited)	Three months ended December 31, 2011	Three months ended December 31, 2010	Year ended December 31, 2011	Year ended December 31, 2010
Investment Income:
From non-controlled, non-affiliated investments:
Interest	$29,449,310	$20,091,445	$112,416,047	$92,169,396
Dividends	649,428	1,513,096	2,928,196	3,101,377
Other income	739,177	24,754	776,677	62,254
From non-controlled, affiliated investments:
Interest	1,680,307	1,680,754	5,735,682	6,403,192
Dividends	21,898	340,418	1,128,207	1,284,148
Other Income	149,040		149,040	—
From controlled investments:
Interest	3,249,435	1,342,146	8,318,689	2,800,470
Other Income	50,000	50,000	50,000	50,000

Total investment income	35,988,595	25,042,613	131,502,538	105,870,837

Expenses:
Base management fees	5,293,755	4,355,022	19,841,258	16,877,854
Interest and credit facility fees	4,658,465	1,663,213	16,561,095	6,233,689
Incentive management fees	11,878,159	14,614,098	11,878,159	15,108,049
Amortization of debt issuance costs	628,558	666,557	2,499,742	2,136,038
Professional fees	560,174	87,110	1,905,782	877,930
Investment advisor expenses	603,284	444,690	1,779,734	1,622,957
Administrative services	307,633	81,984	1,173,754	763,876
Insurance	136,153	123,408	486,759	581,428
Director fees	108,295	104,581	417,564	385,750
Other	515,809	249,993	2,079,900	1,134,155

Total expenses	24,690,285	22,390,656	58,623,747	45,721,726

Net investment income before excise taxes	11,298,310	2,651,957	72,878,791	60,149,111
Excise tax expense	—	(298,322)	—	(298,322)

Net Investment Income	11,298,310	2,353,635	72,878,791	59,850,789

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	(1,241,275)	(26,397,180)	(38,314,683)	(53,083,081)
Non-controlled, affiliated investments	6,051	667	(4,886,347)	(36,221,198)
Controlled investments	(7,923,526)	—	(7,901,154)	2,515
Foreign currency	1,704,988	(1,101,957)	1,208,808	(934,959)

Net realized gain (loss)	(7,453,762)	(27,498,470)	(49,893,376)	(90,236,723)

Net change in unrealized appreciation or depreciation on:
Non-controlled, non-affiliated investments	294,194	23,279,906	44,577,066	32,535,681
Non-controlled, affiliated investments	4,586,672	2,864,581	15,033,972	39,491,418
Controlled investments	633,029	1,343,868	(4,915,504)	30,459,019
Foreign currency translation	(2,308,686)	72,454	(760,440)	(550,623)

Net change in unrealized appreciation or depreciation	3,205,209	27,560,809	53,935,094	101,935,495

Net realized and unrealized gain (loss)	(4,248,553)	62,339	4,041,718	11,698,772

Net Increase in Net Assets Resulting from Operations	$7,049,757	$2,415,974	$76,920,509	$71,549,561

Net Investment Income Per Share	$0.15	$0.03	$1.00	$0.96

Earnings Per Share	$0.10	$0.03	$1.05	$1.14

Basic and Diluted Weighted-Average Shares Outstanding	73,248,862	70,867,464	73,037,357	62,663,002
Dividends Declared Per Share	$0.26	$0.32	$1.10	$1.28

Supplemental Information

The Company reports its financial results on a GAAP basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

The Company records its liability for incentive management fees as it becomes legally obligated to pay them, based on a hypothetical liquidation at the end of each reporting period. The Company’s obligation to pay incentive management fees with respect to any fiscal quarter is based on a formula that reflects the Company’s results over a trailing four-fiscal quarter period ending with the current fiscal quarter. The Company is legally obligated to pay the amount resulting from the formula less any cash payments of incentive management fees during the prior three quarters. The formula’s requirement to reduce the incentive management fee by amounts paid with respect to incentive fees in the prior three quarters has caused the Company’s incentive fee expense to become, and currently is expected to be, concentrated in the fourth quarter of each year. Management believes that reflecting incentive fees throughout the year, as the related investment income is earned, is an effective measure of the Company’s profitability and financial performance that facilitates comparison of current results with historical results and with those of the Company’s peers. The Company’s “as adjusted” results reflect incentive management fees based on the formula the Company utilizes for each trailing four-fiscal quarter period, with the formula applied to the current quarter’s incremental earnings and without any reduction for incentive management fees paid during the prior three quarters. The resulting amount represents an upper limit of each quarter’s incremental incentive management fees that the Company may become legally obligated to pay at the end of the year. Prior year amounts are estimated in the same manner. These estimates represent upper limits because, in any calendar year, subsequent quarters’ investment underperformance could reduce the incentive management fees payable by the Company with respect to prior quarters’ operating results. The incremental incentive management fees disclosed for a given period are not necessarily indicative of actual full year results. Changes in the economic environment, financial markets and other parameters used in determining such estimates could cause actual results to differ and such differences could be material. For a more detailed description of the Company’s incentive management fee, please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 on file with the SEC.

Computations for the periods below are derived from the Company’s financial statements as follows:

	Three months ended December 31, 2011	Three months ended December 31, 2010
GAAP Basis:
Net Investment Income	$11,298,310	$2,353,635
Net Increase in Net Assets from Operations	7,049,757	2,415,974
Less: Incremental incentive management fee expense using existing formula as applied to current period operating results	(3,479,010)	(1,763,143)
Addback: GAAP incentive management fee expensed in the current quarter	11,878,159	14,614,098
As Adjusted:
Net Investment Income	$19,697,459	$15,204,590
Net Increase in Net Assets from Operations	15,448,906	15,266,929

Per Share Amounts, GAAP Basis:
Net Investment Income	$0.15	$0.03
Net Increase in Net Assets from Operations	0.10	0.03

Per Share Amounts, As Adjusted:
Net Investment Income	$0.27	$0.21
Net Increase in Net Assets from Operations	0.21	0.22

About BlackRock Kelso Capital Corporation

BlackRock Kelso Capital Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company’s investment objective is to generate both current income and capital appreciation through debt and equity investments. The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

Forward-Looking Statements

This press release, and other statements that BlackRock Kelso Capital may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Kelso Capital’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Kelso Capital cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Kelso Capital assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Kelso Capital’s Securities and Exchange Commission (“SEC”) reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the ability of our portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) fluctuations in foreign currency exchange rates; and (15) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Kelso Capital’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Kelso Capital’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockkelso.com. The information contained on our website is not a part of this press release.

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